EXHIBIT 10.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 17, 2011, by and among Wisepower Co., Ltd., a company organized under the laws of Korea (“Wisepower” or the “Company”), WP&Company Co. Ltd., a company organized under the laws of Korea (“WP&Co” and together with Wisepower, the “Sellers” and each a “Seller”), and Arrowhead Research Corporation, a Delaware corporation (“Arrowhead” or “Purchaser”)

WHEREAS:

A. The Purchaser will receive a total of $5,000,000 as merger consideration (the “Merger Consideration”) pursuant to that certain Merger Agreement, dated January 17, 2011 (the “Merger Agreement”), by and among Wisepower, Unicycle Acquisition Corp., a Delaware corporation which is a wholly owned subsidiary of Wisepower, and Unidym, Inc., a Delaware corporation (“Unidym”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

B. As a condition to closing under the Merger Agreement, the Purchaser and the Sellers shall have entered into this Agreement, providing for the application by the Purchaser of the Merger Consideration to purchase from the Sellers shares of Company common stock.

NOW THEREFORE, the parties hereby agree as follows:

ARTICLE 1.

PURCHASE OF SHARES; DEFINITIONS.

1.01 Purchase and Sale of Shares. The Sellers agree to sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser agrees to purchase a total of shares of Company common stock, par value 100 Won per share (the “Shares”), in the respective amounts set forth opposite each Seller’s name on Exhibit A hereto at a price of $1.2065 per share, for aggregate consideration of $2,500,000, which shall be paid out of the Merger Consideration.

1.02 Closing. The purchase and sale of the Shares will take place at a closing (the “Closing”) to be held at the offices of Wisepower, at 5th Floor, Ace Techno Tower, 55-7 Mullae-3Ga, Youngdeungpo, Seoul, Korea immediately after with the closing under the Merger Agreement, or at such other time or place as may be mutually agreed upon by the Company and the Purchasers. At the Closing, the Purchaser will deliver to the Sellers as payment in full for the Shares to be purchased by the Purchaser at the Closing, the respective amounts set forth opposite such Seller’s name on Exhibit A, payable out of the Merger Consideration. At the Closing, the Sellers will deliver to the Purchaser one or more certificates representing the Shares, free and clear of all liens, encumbrances or other restrictions on transfer in such amounts as set forth opposite such Seller’s name on Exhibit A.

1.03 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean, (x) with respect to any Person (whether an individual or not), (i) any Person directly or indirectly controlling, controlled by or under common control with, such Person; (ii) any Person owning five percent (5%) or more of the outstanding stock of such Person; and (iii) any Person who is a director, officer or key employee of such Person or of any Person described in clause (i) above and (y) with respect to any Person who is an individual, the spouse or any lineal descendant, sibling or parent of such Person. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean, with respect to any Person, any transnational, domestic or foreign national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, modified or supplemented unless expressly specified otherwise.

“Business Day” shall mean any day that is not a Saturday, Sunday or a day on which commercial banks in Seoul or New York City are required or authorized by Applicable Law to close.

“Governmental Authority” shall mean any government or governmental, legislative, executive, regulatory or administrative body, or political subdivision thereof, whether international, federal, state, municipal, local or foreign, or any agency, board, bureau, commission, office, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Knowledge” of any Person that is not an individual shall mean the knowledge of such Person’s officers after due inquiry.

“Korea” shall mean the Republic of Korea.

“Korean GAAP” shall mean the generally accepted accounting principles in Korea.

“Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Sellers.

“Person” shall mean any natural person, entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual or Governmental Authority.

ARTICLE 2.

CONDITIONS TO PURCHASER’S OBLIGATIONS

The respective and several obligations of the Purchaser to purchase and pay for the Shares to be purchased by it at Closing are subject to the fulfillment or waiver, on or before Closing, of each of the following conditions:

2.01 Completion of Merger. The Merger shall have closed and the Merger Consideration shall have been delivered to Arrowhead as contemplated in Section XX of the Merger Agreement.

2.02 Representations and Warranties. Each of the representations and warranties of the Wisepower set forth in Article III hereof shall be true in all material respects on the date of each Closing.

2.03 Performance by the Sellers. The Sellers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

2.04 Delivery of Shares. The Sellers shall have caused the Shares to be credited to the account of the Purchaser’s custodian with the Korea Securities Depository as set forth below:

Name:

Account:

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant to the Purchaser as follows, each of which representation and warranty is true and correct as of the date hereof:

3.01 Organization and Good Standing. The Sellers are duly organized, validly existing and in good standing under the laws of Korea and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted and as proposed to be conducted. The Sellers are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Sellers.

3.02 Power, Authorization and Validity.

(a) The Sellers have the right, power and authority to enter into and perform their obligations under the agreements to which they are a party (collectively, the “Transaction

Agreements”). All corporate action on the part of their officers, Board of Directors and stockholders necessary for the execution, delivery and performance of the Transaction Agreements, including the authorization, sale and delivery of the Shares pursuant to the Merger Agreement, has been taken and no other action on the part of their officers, Board of Directors or stockholders is necessary for the execution, delivery and performance of the Transaction Agreements. The Transaction Agreements constitute valid and binding obligations of the Sellers.

(b) No filing, authorization, consent, approval, permit, order, registration or declaration from any Governmental Authority is necessary to enable the Sellers to enter into, and to perform its obligations under, the Transaction Agreements.

3.03 No Conflicts. The execution and delivery of the Transaction Agreements will not conflict with any other agreement to which the Sellers are parties or the charter, bylaws or other organizational documents of the Sellers.

3.04 Valid Issuance of Wisepower Common Stock; Listing. The Shares, when paid for at Closing, will be duly authorized, validly issued, fully paid and non-assessable. The Shares have been listed for trading on the KRX and will be freely tradable by the Purchaser as of the Closing, subject only to the limitations set forth in Section 5.03 of this Agreement.

3.05 Filings; Financial Statements. Wisepower has timely filed or delivered, as applicable, all required forms, reports and documents (the “Wisepower Reports”) with the Financial Supervisory Services (“FSS”) and/or the Korea Exchange (“KRX”) since Wisepower’s initial public offering, each of which has complied in all material respects with all applicable requirements relating to securities laws, including, but not limited to, the Financial Investment Services and Capital Markets Act, each as in effect on the dates such forms, reports and documents were filed or delivered. No subsidiary of Wisepower has filed, or is required to file, any form, report or other document with the FSS or KRX. As of their respective dates, the Wisepower Reports did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Wisepower Report that was filed prior to the execution of the Merger Agreement. Each of the financial statements (including, in each case, any related notes thereto) contained in the Wisepower Reports: (i) complied as to form in all material respects with the published rules and regulations of FSS and KRX with respect thereto; (ii) was prepared in accordance with Korean GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the financial position of Wisepower and its subsidiaries, taken as a whole, as at the respective dates thereof and the results of Wisepower’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year end adjustments, none of which will be material in nature or amount.

3.06 Litigation. Except as disclosed in the Wisepower Reports, as of the Closing, there is no litigation pending or, to Wisepower’s knowledge, threatened against Wisepower or any of its subsidiaries.

3.07 Transferable Securities. Wisepower represents that upon issuance of the Securities, subject to the restrictions set forth below, the Securities will be freely transferable by the Purchasers and may be resold without any registration requirements and without Wisepower’s consent.

3.08 Incorporation of Representations and Warranties. The representations and warranties of Wisepower, as set forth in the Merger Agreement, are incorporated herein by reference and are deemed to be made directly to the Purchasers pursuant to this Agreement.

3.09 Complete Disclosure. As of the Closing, the Company has made available to the Purchasers all the information that the Purchasers have requested in making their decision to acquire the Securities. To the Company’s knowledge, neither the Agreement, nor any other documents or certificates furnished or to be furnished in connection herewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.10 Real Property Corporation. WP&Co. represents that it does not constitute a Korean real property corporation as defined under Korea law as the value of immovable real property located in Korea held by WP&Co. (if any) is less than 50 percent of the value of all the property held by WP&Co.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows, each of which representation and warranty is true and correct as of the date hereof:

4.01 Authorization. The Purchaser has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms.

4.02 Disclosure of Information. The Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Purchaser further acknowledges that it has had an opportunity to ask questions and receive answers from Wisepower regarding the Securities and the business, properties, prospects and financial condition of Wisepower. The foregoing, however, does not limit or modify the representations and warranties of Wisepower in this Agreement or the right of Purchaser to rely thereon.

4.03 Investment Experience. The Purchaser has experience investing in securities of companies in the development stage and acknowledges that it is able to bear the economic risk of their investments, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Purchaser also represents it has not been organized for the purpose of acquiring the Securities.

4.04 Accredited Investor. Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933.

ARTICLE 5.

COVENANTS OF THE SELLERS AND THE PURCHASER

5.01 Information Rights. During the ten-year period contemplated in Section 2.2 of the Merger Agreement, Wisepower will, and will cause Surviving Corporation to, provide Arrowhead and its authorized representatives and agents with access to material information relating to Unidym’s operations, prospects and financial results. Such information will include any information that is reasonably related to the achievement of the Earnout Payments, including, without limitation, information relating to the Unidym Revenue. To the extent that any such information is confidential, Arrowhead shall agree to maintain such information in confidence.

5.02 Restrictions on Open-Market Sales.

(a) The Purchaser covenants and agrees that it will not sell any portion of the Shares in an open-market transaction prior to the following schedule:

Date	Cumulative Portion of Shares Eligible for Sale by Each Purchaser
30 days after Closing	20%
90 days after Closing	40%
180 days after Closing	60%
270 days after Closing	100%

The Purchaser covenants that any person or entity acquiring any portion of the Shares in a non-open-market transaction within 270 days from the Closing will, as a condition to any such transfer, agree to the foregoing restrictions on open-market sales. For so long as the foregoing restrictions are in place on proposed sales by the Purchaser, Park agrees, for himself and his Affiliates, that he and his Affiliates will not sell any shares of Wisepower common stock in excess of the portion of the Shares that are available for sale by the Purchaser. By way of example only, if the Purchaser is able to sell no more than 100,000 Shares in the aggregate after the first 30 days following Closing, then Park and his affiliates would similarly be able to sell no more than 100,000 shares of Wisepower common stock during that same time. Notwithstanding any of the foregoing, none of the restrictions contained in this Section 5.02 shall apply to those shares of Company common stock that may result from the exercise of stock options by certain directors of the Company, all as set forth in additional detail in Exhibit B.

(b) The foregoing restriction under this Section 5.02 shall expire upon the earlier of a Change of Control or Wisepower’s first public announcement of its intention to consummate a transaction that, if successfully completed, would reasonably be expected to constitute a Change of Control. Wisepower shall provide the Purchaser with prompt written notice (in any event within 24 hours) of the occurrence of either of the foregoing events relating to a Change of Control. For purposes of this Agreement, “Change of Control” shall mean: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of a majority of the voting stock of the Company to a single person or entity or a group of affiliated persons or entities, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction.

5.03 Notice of Proposed Sale.

(a) From the Closing, the Purchaser shall complete delivery of written notices to Wisepower (i) on the first day of each calendar month, which notices shall detail the number of Shares held by it as of the last day of the immediately preceding month, and (ii) on the 29th, 89th, 179th and 269th day after Closing, which notices shall detail the number of Shares held by it as of such date.

(b) If Arrowhead proposes to sell in excess of 100,000 Shares in one or more open-market transactions in any thirty-day period, Arrowhead shall first give written notice of the proposed sale to Wisepower (a “Notice of Sale”), thereupon Wisepower will have a right of first refusal to purchase the Shares that are proposed to be sold pursuant to the Notice of Sale. To exercise its right of first refusal under this Section 5.03, Wisepower shall provide Arrowhead with written notice of its irrevocable election to purchase all or any portion of the Shares offered for sale (a “Notice of Purchase”), which notice must be provided to Arrowhead within 48 hours from the delivery of the Notice of Sale. The price at which the Shares will be purchased and sold pursuant to the Notice of Purchase will be equal to the [volume weighted average price of Wisepower’s common stock on its principal trading market over the ten trading days following the receipt of the Notice of Purchase by Arrowhead. The purchase and sale of the Shares will close within three Business Days following this ten-day pricing period.

ARTICLE 6.

TERMINATION.

6.01 Termination Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Sellers and Purchaser;

(b) by either the Sellers or Purchaser if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

(c) by the Purchaser, if any of the Sellers breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in this Agreement hereof, (B) cannot be or has not been cured within fifteen (15) days following written notice of such breach or failure to perform and (C) has not been waived by the Purchaser.

The party desiring to terminate this Agreement pursuant to Section 6.01 shall give notice of such termination to the other parties.

6.02 Effect of Termination. If this Agreement is terminated as permitted by Section 6.01 hereof, such termination shall be without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other Parties; provided that if such termination shall result from the (i) willful failure of any Party to fulfill a condition to the performance of the obligations of the other Parties, (ii) failure to perform a covenant of this Agreement or (iii) breach by any Party of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all losses incurred or suffered by the other Parties as a result of such failure or breach.

ARTICLE 7.

DISPUTE RESOLUTION.

7.01 Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by one or more arbitrators appointed in accordance with the said Rules, with such arbitration proceeding (a “Proceeding”) to be conducted in the English language in Los Angeles, California. The Sellers and the Purchaser irrevocably waive any objection that they might now or hereafter have to the exclusive jurisdiction of the ICC.

7.02 Preliminary or Injunction Relief. Notwithstanding any other provision of this Agreement, any Party shall be entitled to seek preliminary or injunctive relief from any court of competent jurisdiction, pending the final decision in the legal suit, action or proceeding under Article 7.01

7.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Korea.

7.04 Waiver of Immunity. To the extent that the Sellers may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets or revenues such immunity (whether or not claimed), the Sellers agree not to claim and irrevocably waive, or have waived, such immunity to the full extent permitted by the laws of such jurisdiction.

ARTICLE 8.

MISCELLANEOUS

8.01 No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

8.02 Addresses for Notices, etc. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day; or (iii) one (1) day after deposit with a internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

8.03 Binding Effect; Assignment. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Sellers and the Purchaser and their respective heirs, successors and assigns.

8.04 Headings; Interpretation. In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Agreement and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

8.05 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Purchaser or any of its directors, officers, partners, members, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.06 Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Securities or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Purchaser or the Sellers, as the case may be.

8.07 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.09 Counterpart; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement may be executed and delivered by facsimile, or by e-mail in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

8.10 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

8.11 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Sellers, the Sellers and the Purchaser shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

8.12 Appointment of Director. The Purchaser shall be entitled to appoint a standing director to the board of directors of the Company pursuant to the rights and procedures enumerated under Applicable Law and any agreements between or among the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first above written.

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Christopher Anzalone

Name:	Christopher Anzalone

Title:	CEO

Address:	201 South Lake Ave., Ste 703
Pasadena, CA 91101

WISEPOWER

By:	/s/ Gi Ho Park

Name:	Gi Ho Park

Title:	CEO

Address:	5th Fl., Ace Techno Tower
Mullaedong 3-Ga,
Yongsan-Gu
Seoul, Korea

WP&CO

By:	/s/ Gi Ho Park

Name:	Gi Ho Park

Title:	CEO

Address:	5th Fl., Ace Techno Tower
Mullaedong 3-Ga,
Yongsan-Gu
Seoul, Korea